EXHIBIT 10.10

COMSYS HOLDING, INC.

2004 MANAGEMENT INCENTIVE PLAN

Adopted as of January 1, 2004

ARTICLE ONE

GENERAL PROVISIONS

1.1	Purpose of the Plan.

This 2004 Management Incentive Plan is intended to promote the interests of Comsys Holding, Inc., a Delaware corporation (the “Corporation”), by providing eligible persons with an incentive for them to remain in the service of the Corporation (or any Parent or Subsidiary).

Capitalized terms shall have the meanings assigned to such terms in the attached Appendix (or as defined herein).

1.2	Structure of the Plan.

A. The Plan is structured as a Stock Issuance Program under which eligible persons will be issued shares of Restricted Preferred Stock through the purchase of such shares or as otherwise deemed appropriate by the Corporation (or any Parent or Subsidiary).

B. The Plan is implemented by the creation of the Corporation’s Class D Preferred Stock. The Corporation has (or will) file the Amended and Restated Certificate of Incorporation creating the Restricted Preferred Stock for issuance under the Plan, which Amended and Restated Certificate of Incorporation is hereby incorporated herein by reference. In the event of any inconsistency between the Amended and Restated Certificate of Incorporation and the Plan, the terms of the Amended and Restated Certificate of Incorporation shall control. Each Participant’s shares of Restricted Preferred Stock may be repurchased by the Corporation as set forth in each Participant’s Stock Issuance Agreement.

1.3	Administration of the Plan.

A. The Plan shall be administered by the Board.

B. The Board shall have the power and authority to establish such rules and regulations as it deems reasonably appropriate for the proper administration of the Plan and to make such determinations under, and issue such interpretations of, the Plan and any stock issuances thereunder as the Board may reasonably determine to be necessary or advisable and which are consistent with the purpose of the Plan.

1.4	Eligibility and Awards.

A. The persons eligible to participate in the Plan are as follows:

1.	Employees;

2.	Executive officers and other officers of any Parent or Subsidiary; and

3.	Consultants.

B. The Board shall initially issue to each Participant who is identified as of the date of the adoption of the Plan (the “Initial Participants”) 100% of the total number of shares of Restricted Preferred Stock issuable under the Plan (the “Initial Awards”).

C. Except for the Initial Awards and subject to the terms and conditions hereof, the Board shall have full authority to determine which eligible persons are to receive stock issuances, the time or times when such issuances are to be made, the number of shares to be issued to each Participant, the vesting schedule (if any) applicable to the issued shares and the consideration to be paid for such shares.

1.5	Stock Subject to the Plan.

A. Subject to Section 1.5.B and 1.5.C below, the stock issuable under the Plan shall be shares of authorized but unissued or reacquired Restricted Preferred Stock. The maximum number of shares of Restricted Preferred Stock that may be issued over the term of the Plan shall not exceed 1000 shares of Restricted Preferred Stock, unless increased in accordance with the terms hereof.

B. Unvested and vested shares of Restricted Preferred Stock issued under the Plan, and subsequently repurchased by the Corporation pursuant to the Corporation’s repurchase rights under the Plan, shall be added back to the number of shares of Restricted Preferred Stock reserved for issuance under the Plan and shall be available for reissuance through one or more subsequent direct stock issuances under the Plan.

C. In the event of any stock split, reverse stock split, stock dividend, recapitalization, combination of shares, exchange of shares, merger, consolidation, liquidation, split-up, split-off, spin-off or other similar change in capitalization affecting the Restricted Preferred Stock, appropriate adjustments shall be made to (i) the maximum number and/or series of securities issuable under the Plan, and (ii) the number and/or series of securities and the repurchase price per share in effect for each stock issuance hereunder in order to prevent the dilution or enlargement of rights and benefits thereunder and to preserve the economic intent of the awards as determined, in good faith, by the Board; provided, however, in the event of a merger of the Corporation with an entity the common equity of which or that of its parent is registered with the SEC and in which the Restricted Preferred Stock is to be exchanged for such common equity (a “Registered Share Event”), the Board, prior to the consummation of the Registered Share Event, will modify Budgeted EBITDA for each of the remaining periods to reflect changes reasonably determined by the Board to reflect the combined operations and provided further, that notwithstanding such changes, in the event that the aggregate value of the securities issued in the merger to the stockholders of the Corporation (as adjusted for any stock split, stock dividend, recapitalization, combination or exchange of shares, merger, consolidation, liquidation, split-up, split-off, spin-off or other change in capitalization affecting such securities and regardless of whether they still own any or all of such securities) equals or exceeds $175 million (based on the average closing price for such securities over any 30-day period after a Qualified Offering and on or before December 31, 2006), then all shares subject to vesting under Sections 2.1.B.1(b), (c) and (d) shall automatically vest in full regardless of whether the vesting conditions set forth in those sections had been or will be satisfied. Further, following a Registered Share Event, (i) any Restricted Preferred Stock that does not vest with a Participant because of a failure to satisfy the conditions set forth in the preceding sentence shall automatically vest pro-rata in and thereafter belong to the holders of the Corporation’s Class C Preferred Stock, Class B Preferred Stock and Class A-3 Preferred Stock immediately prior to the Registered Share Event (the “Investors”); and (ii) any Restricted Preferred Stock that is unvested due to an Initial Participant ceasing to remain in Service shall be distributed pro-rata to the remaining Initial Participants for a purchase price equal to the proportionate cash consideration paid for the surrendered shares. Any unvested Restricted Preferred Stock that is not purchased by the remaining Initial Participants will automatically vest pro-rata in and thereafter belong to the Investors.

ARTICLE TWO

STOCK ISSUANCE PROGRAM

2.1	Stock Issuance Terms.

Subject to the terms and conditions of the Plan, shares of Restricted Preferred Stock may be issued under the Stock Issuance Program through direct and immediate issuances to such eligible persons as determined by the Board. Each such stock issuance shall be evidenced by a Stock Issuance Agreement that complies with the terms specified below.

A. Purchase Price.

1. The purchase price for shares of Restricted Preferred Stock issued to the Initial Participants in connection with the Initial Awards shall be $1.00 per share. Except for the Initial Awards, the purchase price per share of Restricted Preferred Stock shall be fixed by the Board, in its sole discretion, and may be less than, equal to or greater than the fair market value per share of Restricted Preferred Stock on the stock issuance date.

2. Subject to the provisions of Section 3.1 and except as may otherwise be required under applicable law, shares of Restricted Preferred Stock may be issued under the Stock Issuance Program for a check made payable to the Corporation or for such other consideration as the Corporation deems appropriate.

B. Vesting Provisions.

1. Except as otherwise provided herein, Initial Awards issued to Participants hereunder will be subject to the following vesting schedule.

(a) 11.1112%, 11.1111% and 11.1111% of the total Award of Restricted Preferred Stock shall vest on each of the first, second and third annual anniversaries of the Effective Date (as defined below), respectively; provided, that, the Participant is providing Service to the Corporation on the relevant vesting dates.

(b) 11.1111% of the total Award of Restricted Preferred Stock shall vest on the date the Corporation’s audited financial statements are issued for the 2004 fiscal year; provided however, vesting shall not occur if the Corporation’s EBITDA for its 2004 fiscal year is not equal to or greater than $24,558,000, exclusive of the impact of the receipt of the MCI pre-petition account receivable, for that period; provided, that, the Participant is providing Service to the Corporation on the vesting date.

(c) 11.1111% of the total Award of Restricted Preferred Stock shall vest on the date the Corporation’s audited financial statements are issued for the 2005 fiscal year; provided however, vesting shall not occur if the Corporation’s EBITDA for its 2005 fiscal year is not equal to or greater than $26,677,000 for that period; provided, that, the Participant is providing Service to the Corporation on the vesting date.

(d) 11.1111% of the total Award of Restricted Preferred Stock shall vest on the date the Corporation’s audited financial statements are issued for the 2006 fiscal year; provided however, vesting shall not occur if the Corporation’s EBITDA for its 2006 fiscal year is not equal to or greater than $28,972,000 for that period; provided, that, the Participant is providing Service to the Corporation on the vesting date.

(e) 33.3333% of the total Award of Restricted Preferred Stock shall vest upon (A) the refinancing, repayment or other termination of the Credit Agreement and (B) the repayment or other termination of the Company’s Subordinated Note dated September 25, 2001 in the original principal amount of $5,917,638, which is payable to First Union Investors, Inc.

2. The vesting schedule of any other Awards shall be determined by the Board in its discretion.

3. Any new, substituted or additional securities or other property (including money paid other than as a regular cash dividend) that the Participant may have the right to receive with respect to the Participant’s shares of Restricted Preferred Stock by reason of any stock dividend, reverse stock split, stock split, recapitalization, combination of shares, exchange of shares, merger, consolidation, liquidation, split-up, split-off, spin-off or other change in capitalization affecting the outstanding Restricted Preferred Stock shall be issued and delivered subject to (i) the same vesting requirements applicable to the Participant’s shares of Restricted Preferred Stock (i.e., the vesting requirements set forth in Section 2.1.B.1 above) and (ii) such escrow arrangement as the Board shall deem appropriate.

4. Subject to the terms and conditions of the Plan and any Stock Issuance Agreement (each as may be amended from time to time), the Participant shall have full stockholder rights with respect to any shares of Restricted Preferred Stock issued to the Participant under the Stock Issuance Program, whether or not the Participant’s interest in those shares is vested. Accordingly, the Participant shall have the right to vote such shares and to receive any dividends paid on such shares (if such shares have any voting rights or right to receive dividends) in accordance with the corporate documents governing the shares.

5. If the Participant ceases to remain in Service while holding one or more unvested shares of Restricted Preferred Stock issued under the Stock Issuance Program, then those unvested shares shall be immediately surrendered to the Corporation for cancellation, and the Participant shall have no further stockholder rights with respect to those shares. To the extent the surrendered shares were previously issued to the Participant for consideration paid in cash or a cash equivalent, the Corporation shall pay the Participant the cash consideration paid for the surrendered shares. All vested shares of Restricted Preferred Stock may be repurchased by the Corporation, in its sole discretion, in accordance with the terms and conditions of the Stock Issuance Agreement.

6. The Board may, in its sole discretion, waive in writing the surrender and cancellation of one or more unvested shares of Restricted Preferred Stock that would otherwise occur upon the cessation of the Participant’s Service. Such written waiver shall result in the immediate vesting of the Participant’s interest in the shares of Restricted Preferred Stock as to which the waiver applies. Such written waiver may be effected at any time, whether before or after the Participant’s cessation of Service.

7. In the event that the Corporation’s EBITDA does not equal or exceed Budgeted EBITDA for the applicable fiscal year specified in Section 2.1.B.1(b), (c) or (d) and the specified Restricted Preferred Stock does not vest, then the Corporation shall have the right to redeem such unvested Restricted Preferred Stock at the initial purchase price paid for such stock.

C. Involuntary Transfer. The Corporation shall have a right of first refusal with respect to any involuntary disposition by the Participant (or any successor-in-interest) of any shares of Restricted Preferred Stock issued under the Stock Issuance Program, whether by operation of law, judicial proceeding or otherwise. Such right of first refusal shall be exercisable in accordance with the terms established by the Board and set forth in the Stock Issuance Agreement. If any person or entity acquires any shares of Restricted Preferred Stock pursuant to an involuntary transfer, including, without limitation, by operation of law, judicial proceeding or otherwise, then such shares shall remain subject to the same restrictions as if such shares continued to be held by the Participant.

2.2	Liquidity Event.

In the event of any Liquidity Event other than a Qualified Offering, all outstanding shares of Restricted Preferred Stock shall immediately vest in full. In the event of a Qualified Offering, all outstanding shares of Restricted Preferred Stock shall immediately vest in full other than those shares subject to vesting under Sections 2.1.B.1(b), (c) and (d) which shares shall remain subject to the vesting schedule set forth in these sections.

2.3	Share Escrow.

All certificates representing any shares (whether vested or unvested) may, in the Board’s discretion, be held in escrow by the Corporation until such time as the shares of Restricted Preferred Stock are redeemed by the Corporation.

ARTICLE THREE

MISCELLANEOUS

3.1	Effective Date and Term of the Plan.

A. The Plan is effective as of January 1, 2004 (the “Effective Date”), subject to adoption by the Board and the Corporation’s filing of the Amended and Restated Certificate of Incorporation creating the Restricted Preferred Stock with the Delaware Secretary of State. The

Board may issue shares under the Plan at any time after the effective date of the Plan and before the date fixed herein for termination of the Plan.

B. The Plan shall terminate upon the redemption of all outstanding shares of Restricted Preferred Stock in connection with a Liquidity Event or otherwise. Upon such Plan termination, all vested and unvested stock issuances outstanding under the Plan shall continue to have full force and effect in accordance with the provisions of the documents evidencing such issuances.

3.2	Amendment of the Plan.

Subject to the terms and conditions of the Plan and the Amended and Restated Certificate of Incorporation, the Board shall have the authority to amend or modify the Plan in any or all respects. Except as otherwise provided herein, no such amendment or modification shall adversely affect any rights and/or obligations with respect to any Participant under the Plan, including, but not limited to, any shares of Restricted Preferred Stock (whether vested or not), the vesting schedule applicable to any Awards, any issuance of Restricted Preferred Stock or any Awards to the Participants, unless the Participant consents to such amendment or modification in writing. In addition, certain amendments (e.g., any amendment to the Amended and Restated Certificate of Incorporation) may require stockholder approval pursuant to applicable laws.

3.3	Use of Proceeds.

Subject to any restrictions or other provisions set forth in any agreements between the Corporation and third parties (including, without limitation, any loan documents, credit agreements or security documents), any cash proceeds received by the Corporation from the sale of Restricted Preferred Stock under the Plan shall be used for general corporate purposes.

3.4	Withholding.

The Corporation’s obligation to issue shares of Restricted Preferred Stock under the Plan shall be subject to the satisfaction of all applicable federal, state and local income and employment tax withholding requirements to which the Corporation is subject. As a condition to the receipt of any such shares, each Participant shall fully indemnify and hold harmless the Corporation for any withholding or other tax obligations that the Corporation may have with respect to any stock issuances to such Participant under the Plan, and each Participant will agree in the Stock Issuance Agreement that the Corporation will have a right to withhold any other payment that is or may become due (including, without limitation, any payments associated with the Restricted Preferred Stock) to any such Participant to satisfy such indemnification obligation.

3.5	Regulatory Approvals.

The implementation of the Plan and the issuance of any shares of Restricted Preferred Stock under the Plan shall be subject to the Corporation’s procurement of all approvals and permits required by regulatory authorities having jurisdiction over the Plan, if any, and the shares of Restricted Preferred Stock issued pursuant to the Plan; provided, however, that the Corporation shall not be required to register the Plan or any Restricted Preferred Stock issued hereunder under the 1933 Act. If, after reasonable efforts, the Corporation is unable to obtain from any such regulatory authority, which counsel for the Corporation deems necessary for the lawful issuance and sale of

Restricted Preferred Stock under the Plan, the Corporation shall be relieved from any liability for failure to issue and sell Restricted Preferred Stock unless and until such authority is obtained.

3.6	No Employment or Service Rights.

Nothing in the Plan shall confer upon the Participant any right to continue in Service for any period of specific duration or interfere with or otherwise restrict in any way the rights of the Corporation (or any Parent or Subsidiary employing or retaining such person) or of the Participant, which rights are hereby expressly reserved by each, to terminate such person’s Service at any time for any reason, with or without cause (subject to the existence of any written agreement to the contrary).

3.7	Not Subject to ERISA.

This Plan shall not be subject to the provisions of the Employee Retirement Income Security Act of 1974, as amended.

3.8	Investment Assurances.

The Corporation may require a Participant, as a condition of acquiring Restricted Preferred Stock, (i) to give written assurances satisfactory to the Corporation as to the Participant’s knowledge and experience in financial and business matters and/or to employ a purchaser representative reasonably satisfactory to the Corporation who is knowledgeable and experienced in financial and business matters and that he or she is capable of evaluating, alone or together with the purchaser representative, the merits and risks of purchasing and holding Restricted Preferred Stock; and (ii) to give written assurances satisfactory to the Corporation stating that the Participant is acquiring Restricted Preferred Stock for the Participant’s own account and not with any present intention of selling or otherwise distributing the Restricted Preferred Stock. The Corporation may, upon advice of counsel to the Corporation, place legends on stock certificates issued under the Plan as such counsel deems necessary or appropriate in order to comply with applicable securities laws, including, but not limited to, legends restricting the transfer of the Restricted Preferred Stock.

3.9	Severability.

The provisions of this Plan will be deemed severable and the invalidity or unenforceability of any provision will not affect the validity or enforceability of the other provisions hereof; provided that if any provision of this Plan is judicially determined not to be enforceable in accordance with its terms, the court judicially making such determination may modify the provision in a manner consistent with its objectives such that it is enforceable, and/or to delete specific words or phrases, and in its modified form, such provision will then be enforceable and will be enforced.

* * * * * * * * * *

EXECUTED as of the date of adoption first above written.

COMSYS HOLDING, INC.

By:	/s/ MICHAEL T. WILLIS
Michael T. Willis Chief Executive Officer and President

APPENDIX

The following definitions shall be in effect under the Plan:

A. 1933 Act shall mean the Securities Act of 1933, as amended.

B. 1934 Act shall mean the Securities Exchange Act of 1934, as amended.

C. Amended and Restated Certificate of Incorporation shall mean the Amended and Restated Certificate of Incorporation of the Corporation that is, or will be, filed by the Corporation with the Delaware Secretary of State creating the Restricted Preferred Stock, as may be amended or amended and restated from time to time.

D. Award shall mean an award of Restricted Preferred Stock issued pursuant to the Stock Issuance Program.

E. Board shall mean the Corporation’s Board of Directors.

F. Budgeted EBITDA shall mean, the amounts set forth in Sections 2.1.B.1 (b), (c) and (d) for the fiscal years 2004, 2005 and 2006, respectively.

G. CITS shall mean Comsys Information Technology Services, Inc.

H. Code shall mean the Internal Revenue Code of 1986, as amended.

I. Common Stock shall mean the Corporation’s $0.01 par value Common Stock.

J. Consultant shall mean any person, including an advisor, who is engaged by the Corporation (or any Parent or Subsidiary) to render consulting or advisory services and who is not an Employee or an executive officer or other officer of any Parent or Subsidiary.

K. Corporation shall mean Comsys Holding, Inc., a Delaware corporation.

L. Credit Agreement shall mean the Second Amended and Restated Credit Agreement dated as of June 30, 2000 (as previously amended or modified and as further amended, modified, supplemented or restated from time to time), among Comsys Information Technology Services, Inc., the Corporation, the lenders parties thereto and First Union National Bank or any future senior credit agreement entered into in lieu of this agreement.

M. EBITDA shall mean the Corporation’s consolidated earnings before interest, taxes, depreciation and amortization as determined in accordance with generally accepted accounting principles and consistent with the calculation of Consolidated EBITDA (as such term is defined in the Credit Agreement as in effect on the date hereof) for each fiscal year during the term of the Plan commencing with the fiscal year 2004 together with such add-backs thereto as may be reasonably approved by the Board; provided however, that expenses associated with the establishment, implementation and operation of the Corporation’s 2004 Management Incentive Plan, including but not limited to legal and accounting fees, shall be excluded from the calculation of EBITDA.

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N. Employee shall mean an individual who is in the employ of the Corporation (or any Parent or Subsidiary), subject to the control and direction of the employer entity as to both the work to be performed and the manner and method of performance.

O. Enterprise Value shall mean the sum of (i) the trailing 12-month EBITDA times six (determined as of the last full month prior to the month in which the repurchase occurs) plus (ii) cash or cash equivalents, plus (iii) the then current aggregate outstanding principal amount of the Management Notes minus (iv) the Funded Debt of the Corporation and its Subsidiaries minus (v) the aggregate liquidation value of the then outstanding Class E Preferred Stock of the Corporation; provided, however, if the determination of Fair Market Value relates to a Liquidity Event other than an Initial Public Offering, then the Enterprise Value shall equal the total value assigned to the equity of the Corporation in such transaction.

P. Fair Market Value per share shall mean an amount equal to a fraction (x) the numerator of which is equal to the Class D Participation Percentage (as defined in the Corporation’s Amended and Restated Certificate of Incorporation) times the Enterprise Value on the date of repurchase and (y) the denominator of which shall be the total number of shares of Restricted Preferred Stock outstanding on the date of repurchase.

Q. Funded Debt means Funded Debt as such term is defined in the Credit Agreement plus accrued interest thereon.

R. Grant Date shall mean the date an Award is granted to a Participant pursuant to the Plan, as evidenced by a Stock Issuance Agreement.

S. Initial Awards shall have the meaning assigned to such term in Section 1.4.B.

T. Initial Participants shall have the meaning assigned to such term in Section 1.4.B.

U. Initial Public Offering shall mean the consummation of (i) the first public offering of the Common Stock of the Corporation or any of its direct or indirect Subsidiaries pursuant to a registration statement (other than on Form S-8 or successor forms) filed with, and declared effective by, the SEC or (ii) following a merger transaction with an entity the common equity of which or that of its Parent is registered with the SEC, the consummation of a subsequent equity offering resulting in gross proceeds of $35.0 million (such subsequent offering, a “Qualified Offering”).

V. Intercompany Note Receivable shall mean the aggregate amount of principal and interest due under CITS’ Intercompany Note dated September 25, 2001, in the original principal amount of $62,500,000 which is payable to the Corporation and CITS’ Intercompany Note dated September 25, 2001, in the original principal amount of $197,000 which is payable to the Corporation.

W. Liquidity Event shall mean any of the following transactions:

(i) the occurrence of a Fundamental Change as such term is defined in the Corporation’s Fifth Amended and Restated Certificate of Incorporation; provided, however, that the first merger after the Effective Date of the Corporation or CITS with an entity the common equity of which or that of its Parent is registered with the SEC and in which the

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Restricted Preferred Stock is exchanged for such registered equity shall not constitute a Fundamental Change;

(ii) a complete liquidation or dissolution of the Corporation or CITS if, and only if, such liquidation or dissolution is effected in connection with a transaction contemplated by (i) above;

(iii) the occurrence of a Change in Ownership as such term is defined in the Corporation’s Fifth Amended and Restated Certificate of Incorporation; or

(iv) an Initial Public Offering.

A transaction shall not constitute a Liquidity Event if its sole purpose is to change the state of the Corporation’s incorporation or to create a holding company that will be beneficially owned in substantially the same proportions by the persons or entities who held the Corporation’s securities immediately before such transaction.

X. Merger Transaction means any merger transaction to which the Corporation or any of its direct or indirect subsidiaries is a party.

Y. Management Notes means the Amended Notes as such term is defined in that certain Share Exchange Agreement by and among the Corporation, CITS and the stockholders party thereto.

Z. Parent shall mean any entity (other than the Corporation) in an unbroken chain of entities ending with the Corporation, provided each entity in the unbroken chain (other than the Corporation) owns, at the time of the determination, securities possessing 50% or more of the total combined voting power of all classes of securities in one of the other entities in such chain.

AA. Participant shall mean any person who is issued shares of Restricted Preferred Stock under the Stock Issuance Program.

BB. Plan shall mean the Corporation’s 2004 Management Incentive Plan, as may be amended from time to time.

CC. Restricted Preferred Stock shall mean the Class D Preferred Stock, any additional series of the Corporation’s Preferred Stock that may be created from time to time that is intended to be issued in connection with the Plan and any securities issued in respect thereof as provided for in this Plan.

DD. Service shall mean a person’s performance of services to the Corporation or any successor thereto (or any Parent or Subsidiary thereof) in the capacity of an Employee, Consultant or officer or as may otherwise be specified in a Stock Issuance Agreement or an employment agreement with a Participant.

EE. Stock Issuance Agreement shall mean the agreement entered into by the Corporation and the Participant at the time of issuance of shares of Restricted Preferred Stock under the Stock Issuance Program.

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FF. Stock Issuance Program shall mean the stock issuance program in effect under the Plan.

GG. Subsidiary shall mean any entity (other than the Corporation) in an unbroken chain of entities beginning with the Corporation, provided each entity (other than the last entity) in the unbroken chain owns, at the time of the determination, securities possessing 50% or more of the total combined voting power of all classes of securities in one of the other entities in such chain.

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